Exhibit 99.(j)(2)

                     [LETTERHEAD OF DECHERT PRICE & RHOADS]

                                                         November 5, 1999

Pilgrim Mutual Funds
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424

           Re: Pilgrim Mutual Funds
               (File Nos. 33-56094 and 811-7428)

Dear Sirs:

      We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 74 to the Registration Statement of Pilgrim Mutual Funds and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                       Very truly yours,


                                       /s/ Dechert Price & Rhoads